Form 10-K, Exhibit 13
period 1993-12-31
HUNT J B TRANSPORT SERVICES INC
filed 1994-03-31
CIK 728535

                             SLECTED FINANCIAL DATA


J.B. HUNT TRANSPORT SERVICES, INC. AND SUBSIDIARIES
(Dollars in thousands, except per share amounts)


                                                                                                        Years endedDecember 31,

                                                    1993              1992      1991       1990      1989       1988      1987
                                                --------------------------------------------------------------------------------

Operating revenues                              $1,020,921          $911,982  $733,288   $579,831  $509,278   $392,553  $286,419
Earnings before cumulative effect of
   changes in accounting methods                    38,221            36,933    29,459     30,048    30,615     33,045    25,971*
Earnings per share before
   cumulative effect of changes
   in accounting methods                              1.00              1.03       .85        .85       .87        .93       .73*
Cash dividends per share                               .20               .20       .19        .16       .16        .13       .11
Total assets                                       862,442           715,741   520,130    452,734   384,684    300,199   250,274
Long-term debt                                     303,499           216,254   156,930    137,597   104,955     65,358    69,000
Stockholders' equity                               343,964           308,626   215,761    191,074   175,518    150,126   121,316
- --------------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------------




Percentage of Operating Revenue                                                       Years ended December 31,


                                              1993      1992      1991       1990    1989       1988     1987
- --------------------------------------------------------------------------------------------------------------
Operating revenues                           100.0 %   100.0%    100.0%     100.0%  100.0%     100.0%   100.0%
- --------------------------------------------------------------------------------------------------------------
Operating expenses:
- --------------------------------------------------------------------------------------------------------------
  Salaries, wages and employee benefits       36.4      38.2      40.0      41.4      42.1      41.4      39.6
  Fuel and fuel taxes                         12.4      14.2      16.3      17.3      15.7      14.3      15.8
  Purchased transportation and spotting       18.4      12.2       7.0       0.7       0.7       0.6       0.4
  Depreciation                                 8.2       9.5       9.4       9.7       9.5       9.7      10.3
  Operating suppLies and expenses              7.2       7.4       8.0       8.8       8.5       7.8       7.1
  Insurance and claims                         4.0       4.8       4.7       5.4       4.5       4.3       4.4
  Operating taxes and licenses                 2.8       2.8       3.0       3.2       3.5       3.4       3.7
  Communication and utilities                  1.0       1.3       1.4       1.4       1.7       2.0       2.4
  General and administrative expenses          1.9       2.0       2.1       2.3       1.7       1.3       1.3
- --------------------------------------------------------------------------------------------------------------
  Total operating expenses                    92.3      92.4      91.9      90.2      87.9      84.8      85.0
- --------------------------------------------------------------------------------------------------------------
Operating income                               7.7       7.6       8.1       9.8      12.1      15.2      15.0

Interest expense                               1.4       1.2       1.5       1.2       1.8       1.7       1.5
Income taxes                                   2.6       2.3       2.6       3.4       4.3       5.1       4.5*
Cumulative effect of changes in
   accounting methods                           --       0.2      (0.2)       --        --        --        --
- --------------------------------------------------------------------------------------------------------------
Net earnings                                   3.7%      4.3%      3.8%      5.2%      6.0%      8.4%      9.0%
- --------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------

* Includes cumulative effect on prior years of change in method of accounting for income taxes of $3,556 ($.10 per share).