Form 10-K, Exhibit 13
period 1993-12-31
HUNT J B TRANSPORT SERVICES INC
filed 1994-03-31
CIK 728535

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                      OF OPERATIONS AND FINANCIAL CONDITION


The following table sets forth the change in amounts and percentage change between years of certain revenue, expense and operating items:


                                                        (in thousands except tractor data)
- ------------------------------------------------------------------------------------------
Changes in Results of Operations
- ------------------------------------------------------------------------------------------

                                              1993  vs. 1992           1992  vs. 1991
                                              -------------            --------------
                                                  Increase              Increase
                                                 (Decrease)     %      (Decrease)       %
                                                 in Amounts   Change   in Amounts     Change
                                              -------------   ------   -------------  ------
Operating revenues                                $108,939       12  %  $178,694         24  %
- -----------------------------------------------------------------------------------------------
Average number of tractors in the fleet                466        7         1,138        22
- -----------------------------------------------------------------------------------------------
Operating expenses:

Salaries, wages and employee benefits               23,877        7        54,582        19

Purchased transportaton and spotting                76,147       68        60,399       118

Fuel and fuel taxes                                 (3,033)      (2)       10,399         9

Depreciation                                        (3,615)      (4)       17,714        26

Operating supplies and expenses                      6,296        9         8,209        14

Insurance and claims                                (3,049)      (7)        9,263        27

Operating taxes and licenses                         3,177       12         3,899        18

General and administrative expenses                    419        2         3,390        22

Communication and utilities                           (816)      (7)        1,174        11
- -----------------------------------------------------------------------------------------------
Total operating expenses                            99,403       12  %    169,029        25  %
- -----------------------------------------------------------------------------------------------
Operating income                                    $9,536       14  %     $9,665        16  %
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------


- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------



The following table sets forth certain industry operating data of the Company.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                            Years Ended December 31
- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------
                                             1993       1992        1991         1990          1989
                                          ---------    -------     -------      -------      -------
Total loads                               1,081,013    960,031     796,929      596,574      536,448
Average number of tractors in the
    fleet during the year                     6,890      6,424       5,286        4,413        3,616
Tractors operated (at year end)               6,775      7,004       5,843        4,729        4,096
Trailers/containers (at year end)            19,089     17,391      12,389       10,563        9,339
Average tractor miles per load                  615        693         724          839          870
Tractor miles (in thousands)                718,767    733,700     638,926      551,175      495,377


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

RESULTS OF OPERATIONS

OPERATING REVENUES

     Operating revenues increased 12% from 1992 to 1993, and 24% from 1991 to 1992. The increase in revenue was primarily a result of continued growth of railroad (intermodal) volume and specialized carrier operations. The average number of tractors in the fleet increased 7% from 1992 to 1993 and 22% from 1991 to 1992. Fleet size and revenue growth were negatively impacted by a shortage of qualified drivers during the second half of 1993. Average rate increases of 2% in 1993 and 1% in 1992 also enhanced revenue growth.

     Revenue from specialized carrier operations such as flatbed, special (hazardous) commodities, dedicated contract and logistics services was 14%, 8% and 4% of total operating revenue, respectively in 1993, 1992 and 1991. The company offers a broad range of services and alternative modes of transportation. Arrangements with nine railroads allow the company to transport freight utilizing a combination of truck and rail mediums.

     See Note 1(d) of the Notes to Consolidated Financial Statements for a discussion of the change in accounting principle during 1991 related to the method of recognizing revenue for shipments in transit.

OPERATING EXPENSES

     Operating expenses of transportation companies would frequently be expected to vary between years in proportion to changes in operating revenues and tractor fleet size. Due to the company's significant utilization of intermodal and third party transportation services, the relationship of operating expense to operating revenues and fleet size has changed. Certain expenses related to drivers and revenue equipment such as salaries, wages and employee benefits; fuel and fuel taxes; depreciation and operating supplies and expenses have shifted to the category of purchased transportation and spotting.

     Salaries, wages and employee benefits increased during 1993 and 1992 in approximate proportion to the growth of the tractor fleet. No significant changes in the rates of employee salaries and wages were experienced. Purchased transportation and spotting expense increases reflect the significant growth in the utilization of intermodal and third party transportation services. Fuel and fuel taxes decreased from 1992 to 1993, reflecting a decrease in total tractor miles due to utilization of intermodal and third party transportation services. Improved fuel miles per gallon in 1993 also reduced fuel expense. Fuel cost per gallon increased slightly during 1993, but was more than offset by the above items. Fuel cost per gallon declined approximately $.03 during 1992. This decrease and the growth of intermodal resulted in fuel and fuel tax expense increasing by only 9 percent while the tractor fleet grew by 22 percent.

     The decrease in depreciation expense from 1992 to 1993 reflects gains on the disposition of revenue equipment and a change in the estimated salvage value on certain revenue and service equipment (see Note 1(c) of the Notes to Consolidated Financial Statements). Depreciation expense increased from 1991 to 1992 primarily due to the increase in the size of the tractor fleet.

     Operating supplies and expenses increased during 1993 in relative proportion to the fleet size. The change in operating supplies and expenses from 1991 to 1992 was impacted by a change in the method of accounting for tires (see
Note 1(b) of the Notes to Consolidated Financial Statements).

     Insurance and claims expense in 1993 reflected a significant reduction in accident frequency. The Company implemented a series of programs during late 1992 and early 1993 directed at reducing accidents. Insurance and claims expense increased during 1992 due to an increase in the level of self-insurance elected by the company and an increase in accident frequency.

     Operating taxes and licenses reflect the increase in the size of the fleet and rate increases enacted by various state regulatory agencies. General and administrative expenses were favorably impacted during 1993 by changes which reduced legal, professional service and certain driver training costs. Communications and utilities expense declined during 1993 primarily due to certain rate reductions applicable to voice communications and the implementation of on-board communication devices in a portion of the Company's fleet. Rate reductions were also achieved during 1992.

     Interest expense increased during 1993 primarily due to higher levels of long-term debt associated with the acquisition of new containers and chassis.

     The effective income tax rate increased to 41% in 1993, due primarily to the increased federal tax rate on both current and deferred income taxes, effective retroactive to January 1, 1993. The effective tax rate in 1992 was 36.5%, down from 39.5% in 1991, primarily due to a settlement with the Internal Revenue Service of a tax case dealing with several prior years.

EARNINGS

     The Company intends to continue expanding its utilization of intermodal operations. Accordingly, a substantial capital investment in newly-designed, multi-purpose containers and chassis was made during 1993 and is planned for the next two to three years. This strategy involves the disposition of significant numbers of van type trailers. Future earnings may be favorably or unfavorably impacted by market prices for used revenue equipment or other factors related to this transition.

LIQUIDITY AND CAPITAL RESOURCES

     The growth of the company's business and the commitment to new technology in terms of containers, chassis and on-board tractor communication devices has resulted in significant capital investments during 1993 and 1992. Net capital investments were $197 million in 1993, $249 million in 1992 and $113 million in 1991. These expenditures were funded with cash generated from operations and proceeds from long-term debt. Accounts receivable at December 31, 1993 includes approximately $29 million related to sales of revenue equipment for which funds were received during the first quarter of 1994.

     In July 1993, the company filed a shelf registration statement for an aggregate principal amount of $250 million of debt securities to be issued on terms to be determined at the time of sale. In September, 1993, the shelf registration was utilized to issue $100 million of 6.25% unsecured notes which are due 2003. This was the initial public offering of debt securities for the company. The company received approximately $56 million from a secondary offering of common stock completed in 1992. Net proceeds from these offerings were used initially to reduce indebtedness outstanding under the company's commercial paper program. Proceeds from the commercial paper program are typically utilized to supplement cash provided by operating activities and fund the acquisition of revenue equipment, on-board communication devices and other funding requirements.

     The company has committed to purchase approximately $208 million of revenue and service equipment (net cost after expected proceeds from sale or trade-in allowances of $24 million). The company expects to fund future capital expenditures from cash provided by operating activities and proceeds from long-term debt. Approximately $100 million of uncommitted lines of credit were available at December 31, 1993, with no outstanding borrowings.