Form 10-K, Exhibit 13
period 1993-12-31
HUNT J B TRANSPORT SERVICES INC
filed 1994-03-31
CIK 728535

J.B. Hunt Transport Services, Inc. and Subsidiaries

Consolidated Statements of Earnings

(Dollars in thousands, except per share amounts)

                                                      Years ended December 31,
                                                      ------------------------
                                              1993                1992           1991
                                             ------              ------         ------
Operating revenues                           $1,020,921          $911,982       $733,288
Operating expenses:
  Salaries, wages and employee
   benefits (note 5)                            371,849           347,972        293,390
  Purchased transportation and spotting         187,726           111,579         51,180
  Fuel and fuel taxes                           126,966           129,999        119,600
  Depreciation                                   83,210            86,825         69,111
  Operating supplies and expenses                73,511            67,215         59,006
  Insurance and claims                           40,424            43,473         34,210
  Operating taxes and licenses                   28,905            25,728         21,829
  General and administrative expenses            19,032            18,613         15,223
  Communication and utilities                    10,672            11,488         10,314
                                             ----------           -------        -------
    Total operating expenses                    942,295           842,892        673,863
                                             ----------           -------        -------
    Operating income                             78,626            69,090         59,425
Interest expense                                 13,800            10,908         10,732
                                             ----------           -------        -------

    Earnings before income taxes
     and cumulative effect of changes
     in accounting methods                       64,826            58,182         48,693
Income taxes (note 4)                            26,605            21,249         19,234
                                             ----------           -------        -------

    Earnings before cumulative
     effect of changes in
     accounting methods                          38,221            36,933         29,459

Cumulative effect on prior years
 of changes in accounting methods:
  Revenue recognition, net of $1,017
   in income taxes (note 1(d))                        -                 -         (1,558)
  Tires in service, net of $1,049
   in income taxes (note 1(b))                        -             1,825              -
                                             ----------           -------        -------
Net earnings (notes 1(b) and 1(d))           $   38,221          $ 38,758       $ 27,901
                                             ----------          --------       --------
Earnings per share:
  Earnings before cumulative effect
   of changes in accounting methods             $ 1.00            $ 1.03          $ .85
  Cumulative effect of changes
   in accounting methods:
    Revenue recognition (note 1(d))                  -                 -           (.05)
    Tires in service (note  (b))                     -               .05              -
                                                ------            ------         ------
      Net earnings (notes 1(b) and 1(d))        $ 1.00            $ 1.08          $ .80
                                                ------            ------         ------
                                                ------            ------         ------

Proforma amounts assuming the new
 accounting methods are applied
 retroactively (notes 1(b) and 1(d))
 (unaudited):
  Net earnings                                  $38,221          $ 36,933       $ 28,338
                                                -------          --------       --------
                                               -------          --------        --------
  Earnings per share                            $ 1.00            $ 1.03          $ .82
                                               -------          --------        --------
                                               -------          --------        --------


See accompanying notes to consolidated financial statements.

J.B. Hunt Transport Services, Inc. and Subsidiaries

Consolidated Balance Sheets


(Dollars in thousands, except par value)              December 31,
                                                      ------------
                                                 1993             1992
                                                 ----             ----
Assets

Current assets:
  Cash and temporary investments             $  3,390          $ 1,833
  Accounts receivable                         137,284          105,909
  Prepaid expenses:
    Taxes, licenses and permits                11,359           11,636
    Repair parts and supplies                   6,878            4,836
    Other (note 4)                              4,973            7,830
                                              -------          -------
      Total prepaid expenses                   23,210           24,302
                                              -------          -------
     Deferred income taxes (note 4)             4,593            9,864
                                              -------          -------
       Total current assets                   168,477          141,908
                                              -------          -------



Property and equipment, at cost:

  Revenue and service equipment               791,907          674,536
  Land                                         11,950           11,841
  Structures and improvements                  44,198           40,685
  Furniture and office equipment               65,907           61,943
                                              -------          -------
    Total property and equipment              913,962          789,005
  Less accumulated depreciation               232,323          221,192
                                              -------          -------
  Net property and equipment                  681,639          567,813
                                              -------          -------

Other assets (note 7)                          12,326            6,020
                                              -------          -------
                                             $862,442         $715,741
                                             --------         --------
                                             --------         --------

Liabilities and Stockholders' Equity

                                              1993             1992
                                              ----             ----
Current liabilities:
  Trade accounts payable                     $ 37,578         $ 31,995
  Claims accruals                              35,124           28,988
  Accrued payroll                               6,733            6,887
  Other accrued expenses                       13,274           10,733
  Other current liabilities (note 2)            2,981            2,115
                                              -------          -------
    Total current liabilities                  95,690           80,718
                                              -------          -------
Long-term debt (note 2)                       303,499          216,254
Claims accruals                                12,000           20,250
Deferred income taxes (note 4)                107,289           89,893
                                              -------          -------
   Total liabilities                          518,478          407,115
                                              -------          -------

Stockholders' equity (notes 2 and 3):
  Preferred stock, par value $100.
   Authorized 10,000,000 shares; none
   outstanding                                      -                -
  Common stock, par value $.01 per share.
   Authorized 100,000,000 shares;
   issued 39,009,858 shares                       390              390
  Additional paid-in capital                  102,362           99,521
  Retained earnings                           245,073          214,503
                                              -------          -------
                                              347,825          314,414

  Less cost of common stock in treasury
   (592,483 shares at December 31,
   1993 and 882,261 shares at
   December 31, 1992)                           3,861            5,788
                                              -------          -------
     Total stockholders' equity               343,964          308,626
                                              -------          -------

Commitments and contingencies
 (notes 4, 5 and 8)
                                              -------          -------
                                             $862,442         $715,741
                                              -------          -------
                                              -------          -------

See accompanying notes to consolidated financial statements.

J.B. Hunt Transport Services, Inc. and Subsidiaries

Consolidated Statements of Stockholders' Equity

Years ended December 31, 1993, 1992, 1991

(Dollars in thousands, except per share amounts)

                                                                                                               Total
                                                                     Additional      Retained              stockholders'
                                                            Common    paid-in        earnings    Treasury     equity
                                                             stock    capital        (note 2)     stock      (note 3)
                                                           -------   ---------       ---------    -------   ----------
Balance, December 31, 1990                                  $361      $38,782        $161,345    $(9,414)    $191,074
Tax benefit of stock options exercised                         -          479               -          -          479
Sale of treasury stock to employees                            -        1,220               -      1,560        2,780
Cash dividends paid ($.19 per share)                           -            -          (6,473)         -       (6,473)
Net earnings                                                   -            -          27,901          -       27,901
                                                            ----      -------         -------     ------     --------
Balance, December 31, 1991                                   361       40,481         182,773     (7,854)     215,761

Tax benefit of stock options exercised                         -          723               -          -          723
Sale of treasury stock to employees                            -        2,783               -      2,066        4,849
Cash dividends paid ($.20 per share)                           -            -          (7,028)         -       (7,028)
Net earnings                                                   -            -          38,758          -       38,758
Issuance of common stock (2,950,000) shares                   29       55,534               -          -       55,563
                                                            ----      -------         -------     ------     --------
Balance, December 31, 1992                                   390       99,521         214,503     (5,788)     308,626
Tax benefit of stock options exercised                         -          890               -          -          890
Sale of treasury stock to employees                            -        1,951               -      1,927        3,878
Cash dividends paid ($.20 per share)                           -            -          (7,651)         -       (7,651)
Net earnings                                                   -            -          38,221          -       38,221
                                                            ----      -------         -------     ------     --------
Balance, December 31, 1993                                  $390     $102,362        $245,073    $(3,861)    $343,964
                                                            ----      -------         -------     ------      -------
                                                            ----      -------         -------     ------      -------

See accompanying notes to consolidated financial statements.

J.B. Hunt Transport Services, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

                                                                                  Years ended December 31,
                                                                                  ------------------------
                                                                               1993         1992         1991
                                                                               ----         ----         ----
Cash flows from operating activities:
  Net earnings                                                               $  38,221  $  38,758    $  27,901
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Cumulative effect of accounting changes                                          -     (1,825)       1,558
    Depreciation, net of gain on disposition of equipment                       83,210     86,825       69,111
    Provision for noncurrent deferred income taxes                              17,396     16,637        9,925
    Tax benefit of stock options exercised                                         890        723          479
    Changes in assets and liabilities:
      Decrease (increase) in deferred tax asset                                  5,271     (9,864)           -
      Increase in accounts receivable                                          (31,375)   (14,631)     (17,450)
      Decrease (increase) in prepaid expenses                                    1,092     (4,161)     (11,601)
      Increase in trade accounts payable                                         5,583     15,742        2,874
      Increase (decrease) in claims accruals                                    (2,114)     8,374       10,325
      Increase in other current liabilities                                      3,253      1,620        1,269
                                                                               -------    -------      -------
        Net cash provided by operating activities                              121,427    138,198       94,391
                                                                               -------    -------      -------

Cash flows from investing activities:
  Additions to property and equipment                                         (285,687)  (289,409)    (151,781)
  Proceeds from sale of equipment                                               88,651     40,110       38,774
  Increase in other assets                                                      (6,306)    (2,299)      (2,880)
                                                                               -------    -------      -------
    Net cash used in investing activities                                     (203,342)  (251,598)    (115,887)
                                                                               -------    -------      -------
Cash flows from financing activities:
  Proceeds from sale of common stock                                                 -     55,563            -
  Proceeds from long-term debt                                                  99,691    182,270       72,617
  Repayments of long-term debt                                                 (12,446)  (122,946)     (53,284)
  Proceeds from sale of treasury stock                                           3,878      4,849        2,780
  Dividends paid                                                                (7,651)    (7,028)      (6,473)
                                                                               -------    -------      -------
    Net cash provided by financing activities                                   83,472    112,708       15,640
                                                                               -------    -------      -------
    Net increase (decrease) in cash                                              1,557       (692)      (5,856)
Cash - beginning of year                                                         1,833      2,525        8,381
                                                                               -------    -------      -------
Cash - end of year                                                             $ 3,390  $   1,833     $  2,525
                                                                               -------    -------      -------
                                                                               -------    -------      -------
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Interest                                                                  $12,014   $ 10,395     $  9,715
     Income taxes                                                              $ 3,743   $ 11,056     $ 13,862
                                                                               -------    -------      -------
                                                                               -------    -------      -------

See accompanying notes to consolidated financial statements.

                       J.B. HUNT TRANSPORT SERVICES, INC.
                                AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1993, 1992 AND 1991


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    J.B. Hunt Transport Services, Inc. (the "Company"), through its wholly-owned subsidiaries, operates as an irregular route, common motor carrier operating under the jurisdiction of the Interstate Commerce Commission
     (ICC) and various state regulatory commissions.

     (a) PRINCIPALS OF CONSOLIDATION.

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     (b) TIRES IN SERVICE.

         Prior to 1992, the cost of tires placed in service, including replacement tires, was capitalized and amortized on the straight-line method over their estimated useful life. Effective January 1, 1992, the Company began capitalizing tires placed in service on new revenue equipment as a part of the equipment cost. Replacement tires are expensed at the time they are placed in service. This new method of accounting for tires placed in service is consistent with frequent industry practice. Due to the increasing percentage of freight transported on rail cars (intermodal), this new method, in the opinion of management, provides a better matching of tire costs with revenues. This change increased net earnings for 1992 by $1,310,000 ($.04 per share). The cumulative impact of $1,825,000 ($.05 per share) to retroactively apply the new method has also been credited to earnings for 1992. This accounting change resulted in the reduction of prepaid tires by $21,541,000, an increase in net revenue equipment of $24,415,000 and an increase in deferred income taxes of $1,049,000. The proforma amounts shown on the statements of earnings have been adjusted for the effect of retroactive application on expenses and the related income taxes.

     (c) PROPERTY AND EQUIPMENT.

         Property and equipment are stated at cost. Depreciation of property and equipment is calculated on the straight-line method over the estimated useful lives of 5 - 10 years for revenue and service equipment, 10 to 25 years for structures and improvements, and 3 to 10 years for furniture and office equipment. Gains on dispositions of revenue equipment are offset against depreciation expense.

         On April 1, 1993, the Company changed the estimated salvage value for some of its revenue and service equipment. The effect upon 1993 net earnings was $2,639,000 ($.07 per share).

     (d) REVENUE RECOGNITION.

         Prior to 1991, operating revenues, in accordance with transportation industry practices, were recognized as of the date freight was picked up for shipment. On January 23, 1992, the Emerging Issues Task Force
          (EITF) of the Financial Accounting Standards Board reached a consensus that certain transportation industry practices of revenue and expense recognition were no longer appropriate. Effective for 1991, the Company began recognizing revenue based on relative transit time in each reporting period with expenses recognized as incurred as permitted by the EITF. The effect of this change reduced net earnings for 1991 by $620,000 ($.02 per share) and reduced accounts receivable by

                                                                     (Continued)

                       J.B. HUNT TRANSPORT SERVICES, INC.
                                AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




          $2,575,000 while increasing current deferred income taxes by $1,017,000. The cumulative impact of $1,558,000 ($.05 per share) to apply retroactively the new method has also been charged to earnings for 1991.

     (e) INCOME TAXES.

         In February 1992, the Financial Accounting Standards
          Board issued Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         Effective January 1, 1992, the Company adopted Statement 109. The effect of this change in the method of accounting for income taxes in the 1992 consolidated statement of earnings is not significant.

     (f) EARNINGS PER SHARE.

         Earnings per share have been computed based on the weighted average number of shares outstanding during each year (38,276,109 in 1993; 35,785,692 in 1992; and 34,689,461 in 1991).
          Shares issuable under employee stock options are excluded from the weighted average number of shares as their effect is not dilutive.

         On January 15, 1992, the Company announced a three-for-two stock split in the form of a 50% stock dividend payable on March 13, 1992, from authorized and unissued shares to stockholders of record on February 19, 1992. All references in the financial statements with regard to number of shares of common stock and the per share amounts have been retroactively restated to reflect this stock dividend.

     (g) CREDIT RISK.

         Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers and the diverse range of industries which they represent. As of December 31, 1993, the Company had no significant concentrations of credit risk.

     (h) INTEREST RATE SWAP AGREEMENTS.

         The differential paid or received on interest rate swap agreements is accrued as interest rates change and is charged or credited to interest expense over the life of the agreements.
          Any gains or losses realized upon the termination of an interest rate swap agreement are deferred and amortized over the original term of the respective interest rate swap agreement as an adjustment to interest expense.

                                                                     (Continued)

                       J.B. HUNT TRANSPORT SERVICES, INC.
                                AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2)  LONG-TERM DEBT


     Long-term debt consists of (in thousands):

                                                         1993           1992
                                                         ----           ----
     Commercial paper                                 $106,492      $107,270
     Senior notes payable, interest at 6.25%
          payable semiannually                          99,691            --
     Senior notes payable, interest at 9.20%
          payable semiannually                           6,666        13,334
     Senior notes payable, interest at 7.75%
          payable semiannually                          15,000        20,000
     Senior notes payable, interest at 7.84%
          payable semiannually                          25,000        25,000
     Senior subordinated notes, interest at 7.80%
          payable semiannually                          50,000        50,000
     Other                                                 650           650
                                                      --------      --------
                                                      $303,499      $216,254
                                                      --------      --------
                                                      --------      --------

     Under its commercial paper note program, the Company is authorized to issue up to $200 million in notes which are supported by a credit agreement with a group of banks. The effective rate on the commercial paper note program was 3.44% and 3.61% for the years ended December 31, 1993 and 1992, respectively. Under the terms of the credit agreement which expires October 30, 1995, the Company is required to maintain certain financial covenants including leverage tests, minimum tangible net worth levels and other financial ratios. In addition, there are certain indirect restrictions on the payment of dividends. At December 31, 1993 the amount available for payment of dividends was approximately
      $16 million.

     The 6.25% senior notes are payable at maturity on September 1, 2003, the 9.20% senior notes are payable in three equal annual installments beginning July 1, 1992, the 7.75% senior notes are payable in five equal annual installments beginning October 31, 1992, the 7.84% senior notes are payable in five equal annual installments beginning March 31, 1995, and the 7.80% senior subordinated notes are payable in five equal annual installments beginning October 30, 2000. Under terms of the note agreements, the Company is required to maintain certain financial covenants including leverage tests, minimum tangible net worth levels and other financial ratios.

     At December 31, 1993, the Company has entered into interest rate swap agreements to effectively convert $20 million of its variable interest rate debt to fixed rate debt with a weighted average interest rate of 4.03% at year end 1993. In addition, the Company has entered into an interest rate swap agreement to effectively convert $20 million of its senior fixed rate debt to variable rate debt with a weighted average interest rate of 3.50%. Due to the frequency of interest payments and receipts in conjunction with the financial stability of the counter parties, the Company's credit risk related to these interest rate swap agreements is not significant.

                                                                     (Continued)

                       J.B. HUNT TRANSPORT SERVICES, INC.
                                AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     Included in other current liabilities are deferred swap gains of $1,113,000 at December 31, 1993.

     The Company has approximately $106 million of uncommitted lines of credit, none of which was outstanding at December 31, 1993. These lines are with various domestic and international banks and are due on demand. Interest on borrowings is generally tied to the banks' prevailing base rates or other alternative market rates. No commitment or facility fees are paid on these lines of credit and the obligations are evidenced by unsecured demand notes.

     The Company intends to pay 1994 maturities of the senior notes with borrowings under its other credit arrangements. Accordingly, all debt has been classified as long-term as of December 31, 1993. The aggregate annual maturities of long-term debt are as follows (in thousands): 1994, none; 1995, $128,499; 1996, $10,000; 1997, $5,000; 1998, $5,000; and
      $155,000 thereafter.

(3)  CAPITAL STOCK

     The Company maintains a Management Incentive Plan that provides various vehicles to compensate key employees with Company common stock. Under the plan, the Company is authorized to award, in aggregate, not more than 3,000,000 shares. Currently, the Company has utilized three such vehicles to award stock or grant options to purchase the Company's common stock: restricted stock awards, restricted options and nonstatutory stock options.

     Restricted stock awards are granted to key employees subject to restrictions regarding transferability and assignment. Shares of Company common stock are issued to the key employees and held by the Company until each employee becomes vested in the award. Vesting of the awards generally occurs over a four year period of time from the award date. Termination of the employee for any reason other than death, disability or retirement causes the unvested portion of the award to be forfeited.

     Key employees were granted restricted options to purchase stock. The option price is 50% of the fair market value of the stock at the date of grant. Vesting of the award generally occurs over a four year period beginning on the grant date. Failure to exercise a vested option within 210 days after vesting or termination of the employee for any reason other than death, disability or retirement will cause unexercised and nonvested options to be forfeited.

     The plan provides that nonstatutory stock options may be granted to key employees for the purchase of Company common stock for 100% of the fair market value at the grant date. The options generally vest over a ten year period and are forfeited if the employee terminates for any reason other than death, disability or retirement.

                                                                     (Continued)

                       J.B. HUNT TRANSPORT SERVICES, INC.
                                AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     At December 31, 1993 there were 728,714 shares available for granting under the plan. A summary of the options to purchase restricted stock and nonstatutory stock options activity follows:


                                           Number         Option      Number
                                             of           price      of shares
                                           shares       per share   exercisable
                                           ------       ---------   -----------
     Outstanding at December 31, 1991    1,440,021   $ 6.00 - 19.50   344,831
          Granted                          122,500    18.50 - 24.63
          Exercised                       (185,426)    6.17 - 24.63
          Terminated                       (45,000)    9.33 - 18.67
                                         ---------
     Outstanding at December 31, 1992    1,332,095     6.00 - 24.63   369,706
          Granted                          148,500    18.25 - 23.50
          Exercised                       (219,809)    6.00 - 20.25
          Terminated                       (71,430)    6.00 - 20.25
                                         ---------

     Outstanding at December 31, 1993    1,189,356   $ 6.00 - 24.63   369,663
                                         ---------   --------------   -------
                                         ---------   --------------   -------


     On January 13, 1994, the Company's Board of Directors declared a cash dividend of $.05 per share-payable on February 18, 1994, to shareholders of record on February 3, 1994.

(4)  INCOME TAXES

     As discussed in note 1(e), the Company adopted Statement 109 as of January 1, 1992. There was no significant impact upon earnings as a result of this change in accounting for income taxes. Total income tax expense for the years ended December 31, 1993 and 1992 was allocated as follows (in thousands):


                                                      1993          1992
                                                      ----          ----
          Income from operations                    $26,605       $21,249
          Changes in accounting methods                  --         1,049
          Stockholders' equity, for tax benefit of
               stock options exercised                 (890)         (723)
                                                    -------       -------
                                                    $25,715       $21,575
                                                    -------       -------
                                                    -------       -------

     Income tax expense attributable to income from operations consists of (in thousands):



                                               1993       1992         1991
          Current expense:
               Federal                       $ 2,596    $13,477      $ 9,618
               State and Local                 1,344        661        1,637
                                             -------    -------      -------
                                               3,940     14,138       11,255
                                             -------    -------      -------
          Deferred expense:
               Federal                        20,238      7,216        6,611
               State and Local                 2,427       (105)       1,368
                                             -------    -------      -------
                                              22,665      7,111        7,979
                                             -------    -------      -------
                                             -------    -------      -------

                    Total tax expense        $26,605    $21,249      $19,234
                                             -------    -------      -------
                                             -------    -------      -------

                                                                     (Continued)

                       J.B. HUNT TRANSPORT SERVICES, INC.
                                AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Income tax expense attributable to income from operations differs from the amounts computed by applying the U.S. Federal income tax rate to pre-tax income from operations as a result of the following (in thousands):

                                                  1993       1992         1991
                                                  ----       ----         ----
     35% of pre-tax income in 1993 and 34%
          in 1992 and 1991                      $22,690    $19,782      $16,556
     Increase in income taxes resulting from:
        State and Local income taxes, net of
        Federal income tax benefit                2,685        367        1,983
     Environmental tax                              100        132           76
    Other, net                                    1,130        968          619
                                                -------    -------      -------
                                                $26,605    $21,249      $19,234
                                                -------    -------      -------
                                                -------    -------      -------

The significant components of deferred income tax expense attributable to income from operations are as follows (in thousands):


                                                        1993     1992      1991
                                                        ----     ----      ----
     Deferred tax expense (exclusive of the
          effects of other components listed below)   $22,665   $13,808   $7,979
     Adjustments to deferred tax assets and
          liabilities primarily for negotiated
          IRS settlement                                   --    (6,697)      --
                                                      -------   -------   ------
                                                      $22,665   $ 7,111   $7,979
                                                      -------   -------   ------
                                                      -------   -------   ------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993 and 1992 are presented below (in thousands):


                                                           1993        1992
                                                           ----        ----
     Deferred tax assets:
          Claims accruals, principally due to accrual
            for financial reporting purposes             $(15,680)   $(17,117)
           Alternative minimum tax credit carryforwards   (13,218)     (9,296)
           Other                                           (2,872)     (2,363)
                                                         --------    --------
              Total gross deferred tax assets             (31,770)    (28,776)
                                                         --------    --------
                                                         --------    --------

                                                                     (Continued)

                       J.B. HUNT TRANSPORT SERVICES, INC.
                                AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Deferred tax liabilities:
       Plant and equipment, principally due to
        differences in depreciation and capitalized
        interest                                         126,429       106,151
       Prepaid permits and insurance                       4,818         --
       Other                                               3,219         2,654
                                                        --------      --------
     Total gross deferred tax liabilitie                 134,466       108,805
                                                        --------      --------
     Net deferred tax liability                         $102,696      $ 80,029
                                                        --------      --------
                                                        --------      --------


     The Company believes its substantiated history of profitability and taxable income, its taxes paid within the three year carryback period and its utilization of tax planning sufficiently supports the value of the deferred tax assets. Accordingly, the Company has not recorded a valuation allowance on its books as all deferred tax assets are more than likely to be recovered.

     Included in other prepaid expenses are refundable income taxes of $428,000 and $625,000 at December 31, 1993 and 1992, respectively.

(5)  EMPLOYEE BENEFIT PLANS

     The Company maintains bonus compensation programs for certain of its employees. Bonuses earned under the programs are based on attainment of profit objectives established by the Company's Board of Directors. Bonuses paid under the programs for 1993, 1992 and 1991 were $2,600,000, $7,400,000 and $4,700,000, respectively.

     The Company maintains a profit sharing Plan under which employees are eligible to participate after they complete one year of service. Company contributions to the plan each year are made at a discretionary amount determined by the Company's Board of Directors. For the years ended December 31, 1993, 1992 and 1991 Company contributions to the plan were $1,900,000, $1,850,000 and $1,500,000, respectively.

     The Company has an employee stock purchase plan which provides for the purchase of the Company's common stock on the open market for eligible employees. Employees may contribute through payroll deductions to the plan. The Company will contribute an amount equal to 15% of the participating employee's contribution. Company contributions to the plan for the years ended December 31, 1993, 1992 and 1991 were $275,000, $209,000 and $178,000, respectively.

(6)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     CASH AND TEMPORARY INVESTMENTS, ACCOUNTS RECEIVABLE AND TRADE ACCOUNTS
      PAYABLE.

     The carrying amount approximates fair value because of the short maturity of these instruments.

     LONG-TERM DEBT

     The carrying amount of the commercial paper debt approximates the fair value because of the short maturity of the commercial paper instruments.


                                                                     (Continued)

                       J.B. HUNT TRANSPORT SERVICES, INC.
                                AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The fair value of the fixed rate debt is presented as the present value of future cash flows discounted using the Company's current borrowing rate for loans of comparable maturity. The calculation arrives at a theoretical amount the Company would pay a creditworthy third party to assume its fixed rate obligations and not the termination value of these obligations. Consistent with market practices, such termination values would include various prepayment and termination fees that the Company would contractually be required to pay if it retired the debt early.

     Interest Rate Swap Agreements. The fair values of interest rate swap agreements are obtained from dealer quotes. These values represent the estimated amount the Company would receive to terminate such agreements, taking into consideration current interest rates and the creditworthiness of the counterparties.

     The estimated fair values of the Company's financial instruments are summarized as follows (in thousands):


                                                      At December 31, 1993
                                                  --------------------------
                                                    Carrying      Estimated
                                                    amount       fair value
                                                  ----------     ----------
          Cash and temporary investments          $  3,390        $  3,390
          Accounts receivable                      137,284         137,284
          Trade accounts payable                    38,690          38,690
          Long-term debt:
              Commercial paper                     106,491         106,491
              Fixed rate obligations               197,008         238,920
          Interest rate swap agreements                 --            (180)
                                                  --------        --------
                                                  --------        --------




(7)  RELATED PARTY TRANSACTIONS

     The Company advances premiums on a life insurance policy on the joint lives of Mr. and Mrs. J.B. Hunt. The Company has advanced $3,015,000 on this policy which, along with related accrued interest thereon of approximately $262,000, is included in other assets at December 31, 1993. All premiums paid by the Company, along with accrued interest thereon, are reimbursable from a trust which is the owner and beneficiary of the policy.

(8)  COMMITMENTS AND CONTINGENCIES

     The Company has committed to purchase approximately $208 million of revenue and service equipment (net cost, after expected proceeds from sale or trade-in allowances of $24 million).

     The Company is involved in certain claims and pending litigation arising from the normal conduct of business. Based on the present knowledge of the facts and, in certain cases, opinions of outside counsel, management believes the resolution of claims and pending litigation will not have a material adverse effect on the financial condition of the Company.

                                                           (Continued)

(9)  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Operating results by quarter for the years ended December 31, 1993 and 1992 are as follows (in thousands, except per share data):


                                                                          Quarter
                                                   ------------------------------------------------------
                                                    First        Second            Third         Fourth            Total
                                                    -----        ------            -----         ------            -----

1993:
  Operating revenues                               $ 247,181     $  260,400      $ 253,579      $ 259,761    $ 1,020,921
                                                   ---------     ----------      ---------      ---------    -----------
                                                   ---------     ----------      ---------      ---------    -----------
  Operating income                                 $  10,859     $   24,354      $  21,712      $  21,701    $    78,626
                                                   ---------     ----------      ---------      ---------    -----------
                                                   ---------     ----------      ---------      ---------    -----------
  Net earnings                                     $   4,983     $   13,500      $   8,782      $  10,956    $    38,221
                                                   ---------     ----------      ---------      ---------    -----------
                                                   ---------     ----------      ---------      ---------    -----------
  Earnings per share                               $     .13     $      .35      $     .23      $     .29    $      1.00
                                                   ---------     ----------      ---------      ---------    -----------
                                                   ---------     ----------      ---------      ---------    -----------
1992:

  Operating revenues                               $ 201,298      $ 223,842      $ 241,195      $ 245,647    $   911,982
                                                   ---------     ----------      ---------      ---------    -----------
                                                   ---------     ----------      ---------      ---------    -----------
  Operating income                                 $  12,798      $  19,540      $  19,623      $  17,129    $    69,090
                                                   ---------     ----------      ---------      ---------    -----------
                                                   ---------     ----------      ---------      ---------    -----------
  Earnings before cumulative effect of change
     in accounting method                          $   6,300      $  10,137      $  10,672       $  9,824     $   36,933
                                                   ---------     ----------      ---------      ---------    -----------
                                                   ---------     ----------      ---------      ---------    -----------
  Net earnings                                     $   8,125      $  10,137      $  10,672       $  9,824     $   38,758
                                                   ---------     ----------      ---------      ---------    -----------
                                                   ---------     ----------      ---------      ---------    -----------
  Earnings per share before cumulative effect
    of change in accounting method                 $     .18      $     .29      $     .30       $    .26      $    1.03
                                                   ---------     ----------      ---------      ---------    -----------
                                                   ---------     ----------      ---------      ---------    -----------

  Earnings per share                               $     .23      $     .29      $     .30       $    .26      $    1.08
                                                   ---------     ----------      ---------      ---------    -----------
                                                   ---------     ----------      ---------      ---------    -----------

  Proforma amounts assuming the new accounting method is applied retroactively:

  Net earnings                                     $   6,300      $  10,137      $  10,672      $   9,824    $    36,933
                                                   ---------     ----------      ---------      ---------    -----------
                                                   ---------     ----------      ---------      ---------    -----------
  Earnings per share                               $     .18      $     .29      $     .30      $     .26     $     1.03
                                                   ---------     ----------      ---------      ---------    -----------
                                                   ---------     ----------      ---------      ---------    -----------
